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Exhibit 21

Subsidiaries of Registrant
As of December 31, 2002

Legal Name	Domicile
Equitable Resources, Inc.	USA, Pennsylvania
Appalachian Basin Partners, LP	USA, Delaware
Carnegie Interstate Pipeline Company	USA, Delaware
EAL/ERI Cogeneration Partners LP	USA, Delaware
EI Colton, LLC	USA, Delaware
EI Hunterdon, LLC	USA, Delaware
EI Management Services, LLC	USA, Delaware
EI Plymouth, LLC	USA, Delaware
EI Providence LLC	USA, Delaware
Energy Infrastructure, LLC	USA, Delaware
EPC Investments, Inc.	USA, Delaware
EQT Capital Corporation	USA, Delaware
EQT IP Ventures, LLC	USA, Delaware
Equitable Energy, LLC	USA, Delaware
Equitable Field Services, LLC	USA, Delaware
Equitable Gathering, LLC	USA, Delaware
Equitable Homeworks, LLC	USA, Pennsylvania
Equitable Production Company	USA, Pennsylvania
Equitable Resources Insurance Company, Ltd.	Cayman Islands
Equitable Utilities Investments, Inc.	USA, Delaware
Equitrans, LP	USA, Pennsylvania
ERI Costa Rica, LDC	Cayman Islands
ERI Group LDC	Cayman Islands
ERI Holdings	Cayman Islands
ERI Holdings II	Cayman Islands
ERI Investments, Inc.	USA, Delaware
ERI JAM, LLC	USA, Delaware
ERI Services (St. Lucia) Company, Ltd.	St. Lucia
ET Blue Grass Clearing, LLC	USA, Delaware
ET Blue Grass Company	USA, Delaware
Kentucky West Virginia Gas Company, LLC	USA, Delaware
NORESCO, LP	USA, Delaware
NORESCO Holdings, Inc.	USA, Delaware
NORESCO Investments, Inc.	USA, Delaware
NORESCO, LLC	USA, Delaware
PSC Cogeneration, LP	USA, Connecticut
Three Rivers Pipeline Corporation	USA, Texas

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Subsidiaries of Registrant As of December 31, 2002